Exhibit 99.1

MAXIMUS Acquires UK-Based Company Health Management Limited

- Acquisition Brings Independent Health Assessment Capabilities to the Company’s Business Portfolio in the United Kingdom -

RESTON, Va.--(BUSINESS WIRE)--July 1, 2013--MAXIMUS (NYSE:MMS) announced today that it has completed the acquisition of Health Management Limited, an independent provider of occupational health care services in the United Kingdom.

Health Management is the premier provider of health assessments in the UK, bringing a well-respected management team and an unparalleled reputation for quality to MAXIMUS. The acquisition establishes a foothold for MAXIMUS Health Services in the UK and expands the Company’s independent medical review business, which was developed over several decades of serving public health insurance programs in the United States.

Founded in 2002, Health Management is one of the largest independent occupational health providers in the UK and currently serves approximately 450 private and public sector clients. Public sector clients include UK Central Government Departments, large Local Authorities, as well as Police and Fire Authorities. Health Management is a recognized provider of health assessment services, which include health questionnaires, sickness absence referrals, pension appeals, and on-site health services.

“We are firmly committed to delivering exceptional service in the UK and the acquisition of Health Management broadens our business portfolio in this important market. Our strong performance as a leading provider for the Work Programme, combined with Health Management’s deep expertise in the health assessment market, strengthens our ability to capitalize on emerging new opportunities. The acquisition provides an excellent platform to best position MAXIMUS for opportunities in the UK health market and also supports our long-term growth objectives as we expand our service offerings and bring our core capabilities into new markets,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Montoni continued, “Health Management and MAXIMUS share the same fundamental values, with a focus on quality and on providing clients with innovative solutions to address their health, social and productivity challenges. We believe that our people are the cornerstone of our success and we share a common commitment to investing and developing staff. We are thrilled to welcome the Health Management employees to our team and we are excited about the many opportunities ahead.”

Excluding transaction costs, MAXIMUS expects that Health Management will contribute approximately $11 million in revenue for the three months ended September 30, 2013 and that it will be neutral to earnings for its fourth fiscal quarter. As a result, MAXIMUS is raising its fiscal 2013 revenue guidance by $10 million and now expects revenue to range between $1.26 billion and $1.31 billion. The Company is reiterating its guidance for adjusted diluted earnings per share and still expects a range from $1.50 to $1.58 for fiscal 2013. Earnings estimates reflect the split of the Company’s common stock which occurred on June 28, 2013. For fiscal 2014, Health Management is expected to contribute approximately $55 million in revenue and it will be neutral to slightly accretive to earnings. The transaction closed on July 1, 2013.

Deloitte LLP advised Health Management Limited on the transaction.

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 8,800 employees worldwide. For more information, visit www.maximus.com.

About Health Management

Health Management is the UK’s largest independent occupational health provider, currently serving approximately 450 large public and private sector clients, who together employ approximately two million individuals. Health Management's health assessment services include health questionnaires, sickness absence referrals, pension appeals and on-site health services. Health Management’s clients include Central Government Departments, such as the Home Office, Large Local Authorities, Police and Fire Authorities. Health Management employs the largest team of consultant occupational health physicians, who lead an established clinical team operating across more than 45 Health Management clinics and at more than 80 client sites throughout the UK. Health Management also manages a network of 200 occupational health and other specialist practitioners. Health Management is accredited to ISO 9001, ISO 27001 and SEQOHS, and has recently been ranked by the Sunday Times as one of the top 100 “Best Companies to Work for” in the UK.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com